OMB APPROVAL

OMB Number:	3235-0059
Expires:	February 28, 2006
Estimated average burden hours per response	12.75

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

First Oak Brook Bancshares, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FIRST OAK BROOK BANCSHARES, INC.

1400 Sixteenth Street
Oak Brook, Illinois 60523

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 4, 2004

April 1, 2004

To the Shareholders of First Oak Brook Bancshares, Inc:

      You are cordially invited to attend the Annual Meeting of the Shareholders of First Oak Brook Bancshares, Inc. to be held in the Conference Center located in the Lower Level of the Oak Brook Bank Building, 1400 Sixteenth Street, Oak Brook, Illinois 60523, on Tuesday, May 4, 2004 at 10:00 A.M. (the “Annual Meeting”) for the purpose of considering and acting on the following:

(1) Election of three (3) Class II directors;

(2) Proposal to approve the Company’s Incentive Compensation Plan;

(3)	Proposal to ratify the appointment of KPMG LLP as independent auditors for the Company; and

(4)	Such other business that may properly come before the Annual Meeting or any adjournment thereof.

      Only shareholders of record at the close of business on March 19, 2004 will be entitled to notice of and to vote at the Annual Meeting.

      All persons who find it convenient to do so are invited to attend the Annual Meeting in person. However, regardless of whether or not you attend the meeting, it is important that your shares are represented and voted. Therefore, please sign and return the enclosed Proxy promptly. If you attend the Annual Meeting, you may vote in person if you wish, even though you previously returned your Proxy.

By Order of the Board of Directors

Lorenzo Pate
Acting Secretary

PROXY STATEMENT

      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board of Directors” or “Board”) of First Oak Brook Bancshares, Inc. (the “Company”) of proxies for use at the 2004 Annual Meeting of Shareholders to be held Tuesday, May 4, 2004 (the “Annual Meeting”) and at any adjournment thereof. The Company will bear all costs in connection with this solicitation. It is intended that proxies in the accompanying form, when returned properly executed, will be voted at the Annual Meeting. If a choice on any matter has been specified by the shareholder, the shares will be voted accordingly. If no choices are specified, the shares will be voted FOR the item in question. Proxies may be revoked by notice to the Company in writing or in the open meeting at any time before they are exercised.

      Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of election appointed for the Annual Meeting who will determine whether or not a quorum is present. The inspector of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, such shares, or “broker non-votes”, will be considered as present for quorum purposes, but not entitled to vote with respect to that matter.

      Shareholders of record at the close of business on March 19, 2004 will be entitled to vote. On that date, there were 9,691,019 outstanding shares of common stock. Each outstanding share of common stock entitles the holder to one vote. All common stock and stock option totals listed in this Proxy Statement have been adjusted to reflect a three-for-two stock split approved by the Board in July 2003.

      This Proxy Statement, Notice of Meeting and accompanying proxy card are being mailed to shareholders on or about April 1, 2004.

INFORMATION CONCERNING SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following tables set forth information concerning the beneficial ownership of the Company’s common stock (“Common Stock”), as of March 19, 2004, by: (1) each person known to the Company to be the beneficial owner of more than 5% of its Common Stock; (2) each Company director, director nominees and those Company officers that have been determined to be executive officers under applicable Securities and Exchange Commission rules; and (3) all directors and executive officers of the Company as a group. The address of all such persons unless otherwise stated is c/o the Company, 1400 Sixteenth Street, Oak Brook, Illinois 60523.

Security Ownership of Directors and Management(1)

		Amount and
		Nature of		Acquirable	Percent
		Beneficial		Within 60	of
Title of Class	Name of Beneficial Owner	Ownership(2)		Days(3)	Class(4)

Common	Eugene P. Heytow	29,505	(5)	167,400	1.9%

	Richard M. Rieser, Jr.	573,912	(6)	81,000	6.4%

	Frank M. Paris	558,111		57,000	6.0%

	Miriam Lutwak Fitzgerald	934,869	(7)	4,750	9.2%

	Geoffrey R. Stone	4,500		9,250	*

	Michael L. Stein	2,250		7,750	*

	Stuart I. Greenbaum	—	(8)	7,750	*

	John W. Ballantine	3,000		4,000	*

	Charles J. Gries	2,841		1,000	*

	George C. Clam	33,513	(9)	28,270	*

	Rosemarie Bouman	15,111	(10)	40,170	*

	Brian C. England	5,515		27,600	*

	Jill D. Wachholz	336		5,940	*

	Lorenzo Pate	337		2,640	*

	All Directors and Executive Officers as a group (14 Persons)	2,163,800		444,520	25.4%

*	Denotes less than 1% ownership.

Security Ownership of Certain Beneficial Owners(1)

		Amount and Nature
	Name and Address	of Beneficial		Percent of
Title of Class	of Beneficial Owner	Ownership(2)		Class(4)

Common	Mitzi Heytow	1,019,322		9.9%
	c/o Oak Brook Bank 1400 Sixteenth Street Oak Brook, Illinois 60523
Common	Banc Fund IV L.P.,	596,773	(11)	5.8%
	Banc Fund V L.P., and Banc Fund VI L.P. 208 S. LaSalle Street Chicago, Illinois 60604

FOOTNOTES

(1)     Shares of stock deemed beneficially owned at March 19, 2004.

(2)	The nature of beneficial ownership for shares shown in an individual’s name is sole voting and investment power unless otherwise indicated.

(3)	Reflects the number of shares that could be purchased by exercising options available as of March 19, 2004 or within 60 days thereafter under the Company’s 2001 Stock Incentive Plan.

(4)	The percentage of Common Stock ownership was calculated with an outstanding share amount of 10,249,43l which included 558,412 shares which could be acquired within 60 days under exercisable options.

(5)	Excludes 1,019,322 shares of Common Stock held solely by or in trust for the benefit of Mitzi Heytow, Mr. Heytow’s spouse, in and over which he disclaims beneficial interest, voting and investment power.

(6)	Excludes 50,000 shares of Common Stock held solely by Mr. Rieser’s spouse in and over which he disclaims beneficial interest, voting and investment power. Excludes 8,745 shares of Common Stock held by an irrevocable trust of which Mr. Rieser is the co-trustee for the benefit of his son in which he disclaims any present beneficial interest but over which he has shared voting and investment power. Excludes 13,077 shares of Common Stock held by Mr. Rieser’s mother’s testamentary trust in and over which he disclaims any present beneficial interest but over which he has shared voting and investment power.

(7)	Excludes 31,500 shares of Common Stock held by Dr. Fitzgerald as custodian for the benefit of her minor children in which she disclaims beneficial interest but over which she exercises voting and investment power. Includes 924,957 shares of Common Stock of which 461,721 are held by an irrevocable insurance trust and 463,236 are held by a revocable trust. Dr. Fitzgerald is the trustee for the benefit of her minor children for both trusts and retains a present beneficial interest, voting and investment power with respect to both trusts.

(8)	Excludes 750 shares of Common Stock held solely by Mr. Greenbaum’s spouse in and over which he disclaims beneficial interest, voting and investment power.

(9)	Excludes 10,500 shares of Common Stock held in trust solely for the benefit of Mr. Clam’s spouse in and over which he disclaims beneficial interest, voting and investment power.

(10)	Excludes 75 shares of Common Stock held by Ms. Bouman as custodian for the benefit of her minor daughter in which she disclaims beneficial interest but over which she exercises voting and investment power.

(11)	Beneficial ownership information derived from the most recent Schedule 13G/ A filed by the beneficial owner with the Securities and Exchange Commission.

ELECTION OF DIRECTORS

      The Board of Directors has currently fixed the number of directors at nine (9), with three directors to be elected at the Annual Meeting. The current Board of Directors consists of three separate classes of three directors. The term of the Class II directors, which include Stuart I. Greenbaum, Richard M. Rieser, Jr. and Michael L. Stein, expires at the Annual Meeting and each has been nominated for election to a three-year term at the Annual Meeting. All of the nominees are currently directors of the Company. Class I directors include John W. Ballantine, Frank M. Paris and Charles J. Gries, each of whom is serving a term that expires at the 2006 Annual Meeting of Shareholders. Class III directors include Miriam Lutwak Fitzgerald, Eugene P. Heytow and Geoffrey R. Stone, each of whom is serving a term that expires at the 2005 Annual Meeting of Shareholders.

      Unless directed otherwise, the persons named as proxies intend to vote for the election of Stuart I. Greenbaum, Richard M. Rieser, Jr. and Michael L. Stein as directors to serve three-year terms as Class II directors, each to hold office until the 2007 Annual Meeting of Shareholders and until his successor is elected and qualified or until his earlier death, removal or resignation. Each of the nominees have consented to serve as a director if elected.

      Mr. Rieser has served the Company as a director and executive officer since its inception in 1983; Mr. Greenbaum and Mr. Stein have each served as directors since 1998.

      An affirmative vote of the holders of a plurality of the shares of Common Stock, present and eligible to vote at the Annual Meeting, will be required for a nominee to be elected as a director. Abstentions and shares for which authority to vote is not given will have no effect on the election of directors. Shares cannot be voted for more than three nominees; there is no right to cumulative voting.

DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth information concerning the current directors and executive officers of the Company. Messrs. Heytow, Rieser and Paris have served the Company as directors and executive officers since its inception in 1983. All other directors have served in such capacity from the years indicated in the following table. Messrs. Greenbaum, Rieser and Stein are standing for re-election. Mr. Clam and Ms. Bouman have been executive officers with the Company since its inception in 1983. Mr. England has been an officer with the bank subsidiary of the Company since 1994 and was appointed as Vice President and Chief Marketing Officer of the Company in 2001. Ms. Wachholz has been an officer with the bank subsidiary of the Company since 1998 and was appointed as Chief Accounting Officer of the Company in 2003. Mr. Pate has been an officer with the bank subsidiary of the Company since 1999 and was appointed Acting General Counsel and Secretary in 2004. Officer appointments are made annually.

Name and Age	Education, Principal Occupation
Position with Company	During Last Five Years, Certain Other Directorships

Directors and Executive Officers

Eugene P. Heytow, 69	Harvard College, B.A. and University of Chicago Law
Chairman of the Board, Chief Executive Officer and Chairman of the Executive Committee	School, J.D.
Oak Brook Bank*: Chairman of the Executive Committee.
Amalgamated Investments Company, Chicago (holding company of Amalgamated Bank of Chicago):
Chairman of the Board.
Amalgamated Bank of Chicago: Chairman of the Board.
AmalgaTrust Company, Inc., Chicago (a wholly owned subsidiary of Amalgamated Bank of Chicago): Chairman of the Board.

Name and Age	Education, Principal Occupation
Position with Company	During Last Five Years, Certain Other Directorships

Richard M. Rieser, Jr., 60	Brown University, B.A. and University of Chicago Law
President and Director	School, J.D. Oak Brook Bank*: Chairman of the Board, Chief Executive Officer and President. Family relationship: Mr. Rieser is married to Mr. Heytow’s niece.

Frank M. Paris, 66	Northwestern University, B.S.
Vice Chairman of the Board	Oak Brook Bank*: Vice Chairman of the Board.

Miriam Lutwak Fitzgerald, 46	Northwestern University, B.A. and Chicago Medical
Director (1988-Present)	School, M.D. Mimi S. Lutwak M.D.S.C.: President. Oak Brook Bank*: Director. Amalgamated Bank of Chicago: Director.

Geoffrey R. Stone, 57	Wharton School of Finance and Commerce, University
Director (1992-Present)	of Pennsylvania, B.S. and University of Chicago Law School, J.D. The University of Chicago: Harry Kalven Distinguished Professor of Law; formerly Provost, 1993 to 2001. Oak Brook Bank*: Director.

Michael L. Stein, 63	Brown University, B.A. and University of Chicago
Director (1998-Present)	Law School, J.D. Brownson, Rehmus & Foxworth, Inc., Chicago, (Financial counseling): Director and Executive Vice President. Oak Brook Bank*: Director.

Stuart I. Greenbaum, 67	New York University, B.S. and The Johns
Director (1998-Present)	Hopkins University, Ph.D., Economics
John M. Olin School of Business, Washington University: Dean.
Reinsurance Group of America: Director.
Noble International, Ltd.: Director.
Oak Brook Bank*: Director.

John W. Ballantine, 58	Washington & Lee University, B.A. and
Director (1999-Present)	University of Michigan, M.B.A.
Private Investor
Scudder Funds: Director/Trustee.
American Healthways Corporation: Director.
Enron Corporation (post bankruptcy): Director.
Portland General Electric: Director.
Oak Brook Bank*: Director.

Charles J. Gries, 58	DePaul University, B.S.C., CPA
Director (2002-Present)	Charles J. Gries & Company LLP (Certified Public Accountants): Partner. Oak Brook Bank*: Director.

Name and Age	Education, Principal Occupation
Position with Company	During Last Five Years, Certain Other Directorships

Other Executive Officers

Rosemarie Bouman, 47	Indiana University, B.S., C.P.A.
Vice President, Chief Financial Officer, Treasurer and Assistant Secretary	Oak Brook Bank*: Senior Executive Vice President, Chief Financial Officer and Treasurer.

George C. Clam, 54	Ripon College, B.A. and Northwestern University,
Vice President and Chief Banking Officer	M.B.A. Oak Brook Bank*: Director and Vice Chairman of the Board.

Brian C. England, 41	Southern Illinois University, B.S.
Vice President and Chief Marketing Officer	Oak Brook Bank*: Senior Executive Vice President.

Jill D. Wachholz, 36	Luther College, B.A., C.P.A.
Chief Accounting Officer	Oak Brook Bank*: Vice President, Chief Accounting Officer and Controller.

Lorenzo Pate, 33	University of Illinois at Champaign-Urbana, B.S.
Acting General Counsel and Secretary	and University of Illinois College of Law, J.D. Gardner, Carton & Douglas: Attorney (1996 to 1999) Oak Brook Bank*: Acting General Counsel and Secretary

* Subsidiary of the Company

BOARD OF DIRECTORS, MEETINGS, COMMITTEES, FUNCTIONS, MEMBERSHIP AND COMPENSATION

      The Board of Directors has a standing Executive Committee, Independent Directors Committee and Audit Committee.

Executive Committee

      The Executive Committee generally will convene between quarterly Board meetings when it is inconvenient or impractical to call a Board meeting. The Executive Committee of the Company has the power to exercise the full authority of the Board of Directors in the management of the business and affairs of the Company other than a power specifically prohibited by Delaware Law.

Independent Directors Committee

      The Independent Directors Committee (“IDC”) is currently comprised of all of the Company’s “independent” directors as such term is defined in the Nasdaq stock market listing standards.

      As set forth in its Charter, the IDC’s responsibilities include: establishing and maintaining corporate governance policies and the Company’s Code of Ethics consistent with applicable Federal and state laws and high ethical standards; evaluating and nominating Company directors; evaluating and setting the compensation and benefits, including stock-based, performance and incentive pay of the Company’s chief executive and other executive and senior officers; and the compliance by the Company with legal and regulatory requirements related thereto, including, but not limited to, conducting executive sessions and the independent review and approval of related party transactions. As such, the IDC acts as the Board’s corporate governance and nominating committee and as its compensation committee.

      With respect to nominating and corporate governance matters, the duties of the IDC are as set forth in its Charter. These duties include: evaluating the “independence” of each member of the Board; identifying, evaluating and making recommendations to the Board concerning potential candidates for nomination as directors, including candidates recommended by shareholders of the Company; and reviewing the overall effectiveness of the Board and the manner in which it conducts its business.

      In evaluating director candidates, including potential director candidates recommended by shareholders, the IDC will consider a variety of factors including, among other things, the candidate’s business experience and expertise, character, judgment, reputation, willingness and ability to commit necessary time and effort, and length and quality of service with regard to recommending candidates for re-election. In addition, the IDC will consider factors relating to the current and prospective composition of the Board, including, but not limited to, independence considerations, diversity of interests and experience and continuity. If deemed desirable, the IDC is authorized to retain a third party search firm to assist with director nominations.

      With respect to compensation matters, the duties of the IDC are as set forth in its charter. These duties include: review and approval of compensation for executive and senior officers of the Company; administration of the Company’s stock-based compensation, incentive and employee stock purchase plans and programs; conducting performance appraisals concerning the chief executive officer and other executive and senior management; making recommendations with respect to Board compensation; and conferring with the chief executive officer and other members of management regarding succession planning. The Report of the IDC with respect to Executive Compensation Matters appears elsewhere in this Proxy Statement.

      In carrying out its duties and responsibilities, the IDC is authorized to engage such consultants and advisors as the Committee deems necessary and advisable.

      A copy of the Independent Directors Committee Charter, including its sub-charters relating to nominating and corporate governance matters and to compensation matters, along with the Company’s Corporate Governance Policies and Code of Ethics can be found on the Company’s website at www.firstoakbrook.com.

Audit Committee

      The Audit Committee members are “independent” directors as determined under the Nasdaq stock market listing standards and two of its members have been identified by the Board as “audit committee financial experts” under such standards. The Audit Committee’s functions are as described in its Charter. These include assisting the Board in monitoring the integrity of the financial statements of the Company, the independent auditor’s qualifications and independence, the performance of the Company’s internal audit function and independent auditors, and the compliance by the Company with legal and regulatory requirements related thereto, including oversight of the Company’s relationship with the independent auditor and of the Company’s internal controls. All the Company’s Audit Committee members also serve as members on the Company’s bank subsidiary’s Audit committee. As a result of each member’s dual membership, the Company’s Audit Committee members only receive meeting fees from the Company and not from its subsidiary bank. The Report of the Audit Committee appears elsewhere in this Proxy Statement. A copy of the Audit Committee Charter can be found on the Company’s website at www.firstoakbrook.com.

Composition, Meeting Attendance and Compensation

      The following table summarizes the membership of the Board and each of its committees, and the number of times each met during 2003. The Board of Directors has determined that each member of the Audit Committee and IDC is independent as defined by applicable Securities and Exchange Commission rules and as required by applicable Nasdaq stock market listing standards. In addition, the Board of Directors has determined that each of Messrs. Gries and Ballantine, Audit Committee Chairman and Vice Chairman, respectively, is an “audit committee financial expert” as defined in such rules and required by such listing standards.

Independent
Members	Board	Executive	Audit	Directors

John W. Ballantine	Member		Vice Chair Financial Expert	Member

Miriam Lutwak Fitzgerald	Member			Vice Chair

Stuart I. Greenbaum	Member		Member	Member

Charles J. Gries	Member	Member	Chair Financial Expert	Member

Eugene P. Heytow	Chair	Chair

Frank M. Paris	Vice Chair	Vice Chair

Richard M. Rieser, Jr.	Member	Member

Michael L. Stein	Member	Member		Chair

Geoffrey R. Stone	Member		Member	Member

Number of Meetings in 2003:	5	1(1)	5	4

(1)	Directors Gries and Stein did not attend this meeting as their appointment by the Board to the Executive Committee occurred after the meeting date in 2003.

      During 2003, each director attended in person or telephonically 75% or more of the total meetings of the Board and the committees on which he or she served. The Company’s Corporate Governance Policies, as revised by the Board in January 2004, encourage personal attendance at Board meetings and the Annual Meeting. Six of the nine directors attended the Company’s 2003 annual shareholders meeting.

      Each director was paid an annual retainer of $10,000 plus a per meeting fee of $2,500 and expenses for each Board meeting attended during 2003. With respect to committee service, the Company paid an annual retainer to the Chair of the Audit Committee and Chair of the IDC of $5,000 and $2,500, respectively. In addition to the retainers paid, the Company paid a per meeting fee of $1,000 to each committee member for each committee meeting attended.

      In 2004, the annual retainer paid to the Chair of the Audit Committee was increased to $8,000. In addition, the Board appointed Vice Chair positions for both the Audit Committee and the IDC. The Company will pay an annual retainer to the Vice Chair of the Audit Committee and IDC of $2,500 and $1,250, respectively.

      All Company directors are also directors of the Company’s bank subsidiary, Oak Brook Bank (“OBB”). As OBB directors, each Company director also received $1,000 for each quarterly OBB Board of Directors meeting attended and $500 for each Audit, Investment Management and Trust, and Directors Loan Committee meeting attended. With respect to the Company’s Executive Committee and Oak Brook Bank’s committees, no committee fees were paid to committee members who were also employees of either the Company or Oak Brook Bank.

      Pursuant to the Company’s Directors Stock Plan, up to 37,500 shares of Common Stock may be issued to the Company’s non-employee directors who elect to receive their fees in shares of Common Stock. Unless the director has elected to defer receipt, shares are issued quarterly based on the amount of retainer and fees earned during the quarter and the closing price for the Common Stock as reported on the Nasdaq Market System as of the last day of the preceding quarter. Deferred shares, together with dividend equivalents, are paid at the date specified by the director or upon cessation of service as a director.

      In 2003, any newly-elected, non-employee director received an option to purchase 2,000 shares of Common Stock at the time initially elected as director under the formula option provisions of the Company’s 2001 Stock Incentive Plan. Furthermore, at the 2003 Annual Meeting of Shareholders, each non-employee director who continued as a non-employee director received an option to purchase 1,000 shares of Common Stock under the formula option provisions. As a result of a 3-for-2 stock split approved by the Board in July 2003, on January 27, 2004, in keeping with the provisions of the 2001 Stock Incentive Plan, the Board of Directors adjusted the number of shares underlying the options granted to a newly-elected, non-employee director to 3,000 and the number of shares underlying the annual option grant to each non-employee director who continues as such at each Annual Meeting of Shareholders to 1,500 shares of Common Stock.

TRANSACTIONS WITH RELATED PERSONS

      Directors and executive officers of the Company and their associates were customers of and had transactions with the Company’s subsidiary bank. OBB has made loans to certain of the directors and executive officers of the Company. These loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features.

INDEPENDENT COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

      All decisions regarding the compensation of the executive officers were made by the Independent Directors Committee, or its predecessor committees, the Compensation Committee and Stock Option Advisory Committee. Although Mr. Heytow was a member of the Compensation Committee and he and Mr. Rieser made recommendations to the committees with regard to compensation of the other executive and senior officers, neither of them participated in the deliberations with respect to their own compensation.

REPORT OF INDEPENDENT DIRECTORS COMMITTEE

ON EXECUTIVE COMPENSATION AND OTHER COMPENSATION MATTERS

      The following Report of the Independent Directors Committee on Executive Compensation Matters and the Performance Graph included elsewhere in this Proxy Statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report or the Performance Graph by reference therein.

      During 2003, the IDC’s predecessor committees administered the following: (1) the Stock Option Advisory Committee which approved awards under the 2001 Stock Incentive Plan, and (2) the Compensation Committee which approved compensation and benefits matters, and where applicable, references in the following report to the IDC shall be a reference to the predecessor committee. The IDC administered and approved bonuses under the Annual Performance Bonus Plan (the “Performance Plan”) to executive and senior officers of the Company and its subsidiary, including Messrs. Heytow and Rieser. In 2004, the IDC will administer all compensation, options, benefits and bonus matters for the executive and senior officers of the Company and its subsidiary.

      The IDC has furnished the following report on compensation (in which the predecessor committees join):

SALARIES:

      In determining salaries, the IDC reviewed information provided by the Company’s management and considered a wide variety of factors. With respect to overall compensation and benefits, these included cost of living changes, competitive pay scales and Company performance. With respect to individual salaries, the factors included the level and complexity of the position, education and special training necessary or helpful to the position, promotions and growth in responsibility and effort, relative pay within the Company, competitive pay (as determined by independent compensation surveys targeting national and local peer groups of financial institutions), cost of living changes, and individual, departmental and Company performance.

      With regard to the Company’s Chief Executive Officer, Mr. Heytow’s salary and benefits were determined by the IDC based upon the aforementioned considerations. In addition, his compensation was also in keeping with the Company’s policy of compensating senior executive officers based on the safety and soundness of the Company and subsidiary bank and medium- and long-term growth and profitability. The IDC approved salary and benefits for Mr. Heytow for 2003 and approved bonuses for 2003 as set forth in the Summary Compensation Table.

      With regard to the Company’s President, Mr. Rieser’s salary and benefits were also set by the IDC based upon the aforementioned considerations. His compensation was also based upon the IDC’s determination of the importance of Mr. Rieser’s involvement in the day-to-day management and leadership of the Company, as evidenced by the Company’s overall safety and soundness and its medium- and long-term growth and profitability. The IDC approved salary and benefits for Mr. Rieser for 2003 and approved bonuses for 2003 as set forth in the Summary Compensation Table.

BONUSES:

Senior Executive Group:

      Annual incentive compensation is provided to Messrs. Heytow and Rieser through the Performance Plan. The Performance Plan provided for determination of a maximum bonus amount for each participating executive officer pursuant to a predetermined objective formula. Under the formula, the maximum bonus payment for the year was the executive officer’s pro rata portion of a bonus pool, expressed as a product equal to the Company’s net income for the year multiplied by a factor (the “multiplier”) set by the IDC for such year (the “Bonus Pool”). For purposes of the formula: (a) “net income” was defined as net income before income taxes, as adjusted by objective criteria selected by the IDC, including but not limited to any acquisition-related charges, litigation, claims, judgments, or settlements; changes in accounting principles or other such laws or provisions, and extraordinary non-recurring items; and (b) the individual’s pro rata portion was determined based on the individual’s annual base salary as of March 1 of the year as compared to the March 1 annual base salaries of all individuals participating in the Performance Plan for that year. Pursuant to the Performance Plan, the maximum bonus that could be earned by a participating executive officer was the lesser of his pro rata portion of the Bonus Pool (as determined above) or three times such individual’s annual base salary as of March 1.

      Under the Performance Plan, the IDC certifies the amount of any bonuses earned promptly after the close of the calendar year based on the formula described above. The Performance Plan provides the IDC with discretion to reduce (but not increase) an individual’s actual bonus from the pro rata portion of the Bonus Pool that would otherwise be payable under the above formula. The Performance Plan currently does not prescribe specific factors for the IDC to consider in determining whether to exercise such negative discretion.

      For the year ending December 31, 2003, the Performance Plan provided for a Bonus Pool totalling $2,415,000 based on the multiplier and the Company’s net income, or a maximum bonus for 2003 for Messrs. Heytow and Rieser under the Performance Plan of $900,000 and $1,515,000; respectively. The IDC approved bonuses of $306,471 for Mr. Heytow and $515,893 for Mr. Rieser (collectively, the “2003

Bonuses”). In determining the 2003 Bonuses, the IDC considered each executive officer’s individual performance and reviewed a number of performance measures including earnings per share growth, return on assets (ROA), return on equity (ROE), non-performing assets, market price growth and market price of the Company’s stock relative to its book value. Based on each individual executive officer’s performance and the Company’s performance in 2003, the IDC approved 2003 bonuses for Messrs. Heytow and Rieser in an amount equal to approximately 102% of their annual base salary.

Executive Group:

      The Executive Group consisted of executive officers Rosemarie Bouman, George C. Clam, Brian C. England and Frank M. Paris. These executive officers may earn discretionary bonuses based on a modified version of the factors applicable to the senior executive officer bonus determination. The executive officers could have received a maximum bonus of one times the executive officer’s annual salary. The bonuses approved for Messrs. Clam and England and Ms. Bouman for 2003 are set forth in the Summary Compensation Table.

      In addition to the objective formula described above, the IDC may award a subjective, discretionary bonus to both the Senior Executive Group and Executive Group that relates most closely to extra performance or results as compared to established goals, departmental business plans and budgets, short- and medium-term Company growth and profitability and successful business development efforts. No subjective, discretionary bonuses were awarded for 2003.

STOCK OPTIONS:

      In addition to cash compensation in the form of base salaries and annual bonuses, executive officers and other employees may be awarded stock options under the Company’s 2001 Stock Incentive Plan. The IDC believes that the awarding of stock options further aligns the interests of the option recipient with those of the stockholders and provides additional incentives for strong individual and Company performance.

      During 2003, the IDC also reviewed and approved stock options for certain officers, including Messrs. Heytow and Rieser who received grants of 9,000 and 18,000 stock options respectively in January 2003.

SECTION 162(m):

      Section 162(m) of the Internal Revenue Code limits to $1 million the Company’s allowable Federal income tax deduction for compensation paid for a calendar year to each of its Chief Executive Officer and four other most highly compensated executive officers. The allowable deduction for certain “performance-based” and other compensation is not, however, subject to the $1 million limitation. Based upon regulations, compensation attributable to the Company’s current stock option plan and Performance Plan should be exempt from the deduction limitation as “performance-based.” In 2003, the IDC did not make any changes in its policies relating to the other cash compensation paid to the executive officers in response to the $1 million deduction limitations because salary and discretionary bonuses which have been or can be expected to be paid to the Company’s executive officers do not approach such level. Notwithstanding the above, in the future, the IDC may determine after consideration of applicable circumstances that it would be in the best interests of the Company to pay compensation in an amount or manner that does not satisfy such rules governing deductibility.

INDEPENDENT DIRECTORS COMMITTEE

Michael L. Stein, Chairman

Dr. Miriam Lutwak Fitzgerald, Vice Chairman
John W. Ballantine, Member
Stuart I. Greenbaum, Member
Charles J. Gries, Member
Geoffrey R. Stone, Member

COMPENSATION COMMITTEE

Eugene P. Hewtow, Chairman

Dr. Miriam Lutwak Fitzgerald, Member
Stuart I. Greenbaum, Member
Michael L. Stein, Member

STOCK OPTION ADVISORY COMMITTEE

Dr. Miriam Lutwak Fitzgerald, Chairman

Geoffrey R. Stone, Member
Stuart I. Greenbaum, Member
Michael L. Stein, Member

SUMMARY COMPENSATION TABLE

      The following table sets forth the indicated compensation with respect to each of the last three fiscal years for the Company’s Chief Executive Officer and its four other most highly compensated executive officers during 2003:

						Long Term
	Annual Compensation					Compensation
							All Other
		Salary	Bonus		Other Annual	Option	Compensation
Name and Principal Position	Year	($)(1)(2)	($)(2)		Compensation(3)	Awards (#)	($)(4)

Eugene P. Heytow	2003	325,000	306,471		—	9,000	112,933
Chief Executive Officer	2002	318,867	176,600		—	22,500	105,141
	2001	312,000	438,000		—	18,000	95,414

Richard M. Rieser, Jr.	2003	521,000	515,893		—	18,000	145,884
President	2002	463,333	258,400		—	22,500	118,769
	2001	425,600	621,000		—	18,000	103,981

George C. Clam	2003	194,000	97,048	(5)	—	—	20,252
Vice President	2002	191,500	—		—	9,000	18,201

& Chief Banking Officer	2001	176,166	131,250	(5)	—	—	20,142

Rosemarie Bouman	2003	181,666	93,473	(5)	—	7,500	19,765
Vice President,	2002	172,746	51,500	(5)	—	7,500	15,504
Chief Financial Officer	2001	159,128	121,100	(5)	—	—	17,046
& Treasurer

Brian C. England	2003	173,333	74,387	(5)	—	7,500	17,842
Vice President &	2002	162,663	48,600	(5)	—	12,910	12,813

Chief Marketing Officer	2001	146,937	112,500	(5)	—	9,000	13,152

SUMMARY COMPENSATION TABLE FOOTNOTES

(1)	This column includes annual base salary, directors’ fees and committee fees of the Company and its bank subsidiary.

(2)	These columns include amounts elected to be deferred under the Company’s qualified and nonqualified deferred compensation plans.

(3)	Each named executive officer received perquisites and personal benefits in annual amounts below the applicable reporting threshold of the lesser of $50,000 or 10% of the base salary and bonus reported for such year.

(4)	This column includes: (i) the Company’s contributions under its 401(k) Savings Plan, Stock Bonus Plan and related nonqualified deferred compensation plan; (ii) taxable income for life insurance benefits paid by the Company with respect to insurance policies covering the life of each named executive officer; and (iii) amounts paid to the named executive officer with respect to certain life insurance agreements, as set forth in the table below for 2003:

	(i)	(ii)	(iii)

Mr. Heytow	56,114	11,979	44,840

Mr. Rieser	90,762	10,282	44,840

Mr. Clam	18,688	1,564	—

Ms. Bouman	19,011	754	—

Mr. England	17,378	464	—

(5)	Includes award of annual discretionary bonus to the named executive officer; however, at the election of the Company, payment of two-thirds of the bonus is deferred and is payable in equal increments in the following two years. The deferred amounts are subject to forfeiture upon the executive officer leaving the Company prior to payment.

TRANSITIONAL EMPLOYMENT & OTHER AGREEMENTS WITH

EXECUTIVE OFFICERS

      The Company has entered into Transitional Employment Agreements with certain of its named executive officers. In the event of a change in control of the Company, the Agreements provide for an employment term of three years from the date of the change in control with compensation and benefits at the same level as in effect immediately preceding the change in control. If the executive officer’s employment is involuntarily terminated by the Company or its successor (other than for cause) during the three-year employment term or within six months prior to and in connection with the change in control, or in the event of the executive officer’s resignation under circumstances which constitute a constructive discharge, the executive officer is entitled to continue to receive salary, directors’ fees and bonus payments, and to continue to receive the value of other benefits, for a period of 36 months from the date of such termination of employment. For Messrs. Heytow, Rieser and Paris (the “Senior Executive Officers”), the amount of such continuing salary, directors’ fees and bonus payments will be based upon the level in effect at the time of the change in control, or if greater, termination of employment; but in either event no less than the average of such amounts received during the five-year period prior to the change in control. Salary and bonus continuation payments for the other executive officers will be based on the average of the annual salary and bonus payments received during the five-year period prior to the year in which the change in control occurs. The Agreements also provide for payment of any accrued but unpaid bonuses, continuing access to the Company’s group and executive medical plans after expiration of the 36-month compensation continuation period and continuing indemnification rights. In the event of an executive officer’s death during the 36-month continuation period, the Agreements provide for a lump sum payment equal to the present value of the remaining salary and directors fees, and continuation of bonus payments and certain other benefits to the executive officer’s designated beneficiary.

      “Cause” is generally defined in the Agreements as a felony conviction involving an act or acts of dishonesty or breach of trust or the continued and willful failure of the executive officer to substantially perform the officer’s duties under the Agreement. “Constructive discharge” is defined generally to include a breach of the Company’s obligations under the Agreement, a material diminution of the executive officer’s duties and responsibilities, a change of the executive officer’s primary employment location by more than 35 miles from the primary location in effect at the time of the change in control or a significant change in the executive officer’s regularly-scheduled work hours from those in effect at the time of the change in control. In the case of Senior Executive Officers’ voluntary resignations at any time during the first year of the employment term, or in the case of the other executive officers’, voluntary resignation at any time during the first year of the employment term but after the termination or the announcement of the termination of Mr. Rieser’s employment will also constitute resignation under circumstances which constitute a constructive discharge. Salary and bonus continuation payments to those executive officers who are not Senior Executive Officers are subject to reduction to the extent necessary so that no portion of those amounts will be subject to the excise tax imposed under the Internal Revenue Code on payments which may be deemed to be “excess parachute payments”. The compensation and benefits payable to the Senior Executive Officers under the Transitional Employment Agreements will be increased to the extent necessary to gross-up such compensation and benefits, or the compensation and benefits payable under any other plan or program of the Company, to the extent the Senior Executive Officer would be subject to the excise tax upon the receipt thereof.

      The Company has also entered into Supplemental Pension Agreements with Messrs. Heytow and Rieser. Under these Agreements, the Company is obligated to provide at a prescribed retirement date, a supplemental pension in the form of a life and 15-year certain annuity based upon a percentage of the executive officer’s final base salary. Mr. Heytow’s retirement date is January 1, 2007 and the percentage of final base salary to be used in determining his benefit is 25%; Mr. Rieser’s retirement date is January 1, 2015 and the percentage of final base salary is 50%. In the event of termination of employment prior to the applicable retirement date, the supplemental pension payable at the retirement date will be prorated based on years of service from October 1994 to the date of his termination of employment. No proration of the amount of the supplemental pension payable is required, however, if the termination of the executive officer’s employment was involuntary (other than for cause) or voluntary following an event that would constitute a constructive discharge as defined in the Transitional Employment Agreements (without regard to whether or not a change in control has occurred). An actuarially reduced supplemental pension may be paid prior to the applicable retirement date to the executive officer in the event of termination of employment prior to such date.

      The Company has entered into Agreements Regarding Post-Employment Restrictive Covenants with Messrs. Heytow, Rieser and Paris, under which the executive officers agree that following termination of employment for any reason other than death, the executive officer will not, for a period of twenty-four months, directly or indirectly solicit any customer of the Company or its affiliates not to do business with the Company or such affiliates or to solicit or encourage any employee of the Company or its affiliates to terminate his or her employment. In addition, the Agreements impose confidentiality obligations on the executive officer. As consideration for the restrictive covenants, the Company is obligated to pay 12 annual payments of $80,000 each to Messrs. Heytow and Rieser and of $25,000 to Mr. Paris.

OPTION GRANTS TABLE

      The following table sets forth certain information concerning grants of stock options during the year ended December 31, 2003 to each of the executive officers named in the Summary Compensation Table.

	Individual Grants

		Percent of
	Number of	Total Options
	Securities	Granted to
	Underlying	Directors and	Exercise
	Options	Employees in	Price	Expiration	Grant Date
Name	Granted(1)	Fiscal Year(2)	($/Sh)(3)	Date	Value($)(4)

Eugene P. Heytow	9,000	9.92%	20.327	1/21/2013	46,440

Richard M. Rieser, Jr.	18,000	19.83%	20.327	1/21/2013	92,880

George C. Clam	—	—	—	—	—

Rosemarie Bouman	7,500	8.26%	20.327	1/21/2013	38,700

Brian C. England	7,500	8.26%	20.327	1/21/2013	38,700

(1)	Represents stock options granted under the Company’s 2001 Stock Incentive Plan. The options were granted for a term of 10 years subject to earlier termination because of death or permanent disability. The options become 33.3% vested for Messrs. Heytow and Rieser and 20% for all other executive officers on the first anniversary date of grant, and an additional 33.3% and 20%, respectively, on each subsequent anniversary; however, in the event of a change in control, the options immediately become 100% vested.

(2)	The percentages shown in the table are based on total options granted to directors and employees in 2003 of 90,750 shares of the Company’s Common Stock.

(3)	The exercise price of each stock option was the closing market price of Common Stock on the day preceding the date of grant.

(4)	The fair value for these options was estimated at the date of grant (January 21, 2003) using a Black-Scholes option pricing model with the following weighted-average assumptions for 2003: risk-free interest rate of 3.38%; dividend yield of 3.0%; volatility factor of the expected market price of the Company’s Common Stock of 28.5%, and a weighted-average expected life of the option of 6.48 years. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND
YEAR-END OPTION VALUES

      The following table sets forth the indicated year-end 2003 value and number of unexercised options for each of the executive officers named in the Summary Compensation Table.

				Value of
			Number of	Unexercised
			Unexercised	In-the-Money
			Options at	Options at
			December 31, 2003	December 31, 2003(1)

	Shares Acquired	Value	Exercisable/	Exercisable/
	on Exercise	Realized	Unexercisable	Unexercisable
Name	(#)	($)	(#)	($)

Eugene P. Heytow	11,250	289,575	150,900/30,000	3,100,851/374,859

Richard M. Rieser, Jr.	79,575	1,219,274	61,500/39,000	1,032,609/462,006

George C. Clam	6,500	104,236	25,990/8,160	514,600/104,962

Rosemarie Bouman	3,000	46,041	36,690/14,460	777,941/163,172

Brian C. England	9,000	117,608	21,600/20,400	416,220/269,103

(1)	Based on Company’s Common Stock price on December 31, 2003 of $30.01 per share.

FIVE YEAR PERFORMANCE COMPARISON

      The graph below provides an indicator of total return performance for the Company’s stock for the past five years as compared with the Center for Research in Security Prices (CRSP) Index for the Nasdaq Stock Market® (U.S. Companies) and a Peer Group, the CRSP Index for NASDAQ Bank Stocks.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 and regulations thereunder require directors and certain officers of the Company and persons who beneficially own more than 10% of the Company’s stock to file initial reports of ownership and reports of changes in ownership of the Company’s stock with the Securities and Exchange Commission and to furnish the Company with copies of such reports. Based solely upon the review of copies of such reports furnished to the Company and representations of reporting persons, all reports were timely filed in 2003.

PROPOSAL TO APPROVE THE

FIRST OAK BROOK BANCSHARES, INC.
INCENTIVE COMPENSATION PLAN

DESCRIPTION OF THE INCENTIVE COMPENSATION PLAN

      On January 27, 2004, subject to shareholder approval, the Company’s Board of Directors approved the First Oak Brook Bancshares, Inc. Incentive Compensation Plan (the “Plan”), based on recommendation of the Plan by its Independent Directors Committee.

      The following description sets forth the material terms of the Plan. It does not purport to be complete and is qualified in its entirety by reference to the provisions of the Plan attached as Appendix A to this Proxy Statement. All capitalized terms which are not defined herein are defined in the Plan.

Purpose

      The Plan is intended to promote the success of the Company and its subsidiaries by providing incentives to employees, non-employee directors and consultants of the Company and subsidiaries to put forth maximum efforts to contribute to the growth, profitability and success of the Company and its subsidiaries. The Plan is designed to provide flexibility to the Company and its subsidiaries in their ability to attract and retain the services of highly qualified employees, directors and consultants and to assist in aligning their interests with those of the Company’s shareholders.

Administration

      The Independent Directors Committee is the Committee of the Board appointed to administer the Plan (the “IDC”). The IDC has broad discretion and authority to, among other things, select the officers, employees, directors and consultants to whom awards may be granted, to determine the terms, conditions, form and amount of the awards, to establish, where deemed applicable, performance goals with respect to awards and to measure and certify the achievement thereof, and to establish guidelines and procedures relating to awards. The IDC will have full power to administer and interpret the Plan, to adopt or establish, and to modify or waive, rules, regulations, agreements, guidelines, procedures and instruments, and to retain counsel and consultants which it deems necessary or advisable for the administration and operation of the Plan. The IDC may delegate its authority to the Chief Executive Officer or to other officers, provided that such delegation will not extend to action with respect to awards made to “covered employees,” as defined in Code Section 162(m), or to “officers” for purposes of Rule 16b-3 under the Exchange Act.

Eligibility

      Any officer, employee, non-employee director or consultant of the Company or any of its subsidiaries or affiliates is eligible to receive an award under the Plan. As of March 19, 2004 there were approximately 331 full-time officers and employees, 31 part-time employees and six (6) non-employee directors of the Company and its subsidiaries. The selection of participants and the nature and size of the awards is subject to the discretion of the IDC.

Shares Available for Issuance

      The Plan provides that the total number of shares of Common Stock which may be issued pursuant to awards under the Plan may not exceed 250,000, plus any shares that have already been authorized and previously approved by the Company’s shareholders and are available for issuance under the Company’s 2001 Stock Incentive Plan as of the date the Plan is approved by the shareholders, plus any shares underlying awards made under the predecessor plan which are subsequently forfeited or otherwise become available for issuance under the terms of the predecessor plan. As of March 19, 2004, a total of 166,094 shares remained available for grant under the predecessor plan. Therefore, if the Plan is approved, a total of approximately 416,094 shares will be available for grant under the Plan, representing approximately 4.3% of the Company’s outstanding Stock as of March 19, 2004. In addition, a total of 772,062 previously granted options are outstanding and unexercised under the predecessor plans. If the Plan is approved by the Company’s shareholders, no further grants will be made under the 2001 Stock Incentive Plan and all shares which may be issued under the Directors Stock Plan with respect to deferred shares will be issued through the Plan.

      To the extent that shares of Common Stock subject to an outstanding award under the Plan or the 2001 Stock Incentive Plan are not issued by reason of expiration, forfeiture or cancellation of such award, by reason of the tendering or withholding of shares to pay all or a portion of the exercise price or to satisfy all or a portion of the tax withholding obligations relating to the award, by reason of being settled in cash in lieu of shares or settled in a manner that some or all of the shares covered by the award are not issued to the participant, or being exchanged for a grant under the Plan that does not involve Common Stock, then such shares shall immediately again be available for issuance under the Plan.

      Shares of Common Stock issued in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction entered into by the Company or any of its subsidiaries shall not reduce the number of shares available to be issued under the Plan.

      Of the shares authorized for issuance under the Plan, not more than 25% may be issued with respect to awards which are not stock options, SARs or performance-based awards, and up to 250,000 may be issued pursuant to options which are incentive stock options under the Code. In addition, to comply with Code Section 162(m), the Plan limits to 100,000 the maximum number of shares that may be subject to awards made to any one individual in any one calendar year.

      Common Stock issued with respect to awards may be authorized but unissued shares or treasury shares. In the event there is a change in the capital structure of the Company as a result of any stock dividend or split, recapitalization, merger, consolidation or spin-off or other corporate change affecting the Common Stock, the number of shares of Common Stock authorized for issuance, available for issuance or covered by any outstanding award and the price per share of any such award, and the various limitations described above, will be proportionately adjusted. Fractional shares will not be issued under the Plan.

Awards

      A participant in the plan is permitted to receive multiple grants of awards. The terms and provisions of a type of award with respect to any recipient need not be the same with respect to any other recipient of such award.

      The following is a summary of certain types of awards which may be granted under the Plan:

      Stock Options. Stock Options may be nonqualified stock options or incentive stock options that comply with Code Section 422. The exercise period for any stock option will be determined by the IDC at the time of grant. The exercise price per share for all shares of Common Stock issued pursuant to stock options under the Plan may not be less than 100% of the Fair Market Value (as defined in the Plan) of a share of Common Stock on the grant date. Each stock option may be exercised in whole or in part, from time to time, after the grant becomes exercisable. The Plan limits the term of any stock option to 10 years and prohibits repricing of options without shareholder approval.

      Stock Appreciation Rights (“SARs”). SARs entitle a participant to receive an amount equal to the excess of the Fair Market Value of a share of Common Stock on the date the SAR is exercised over the Fair Market Value of a share of Common Stock on the date the SAR is granted. The payment may be made in shares of Common Stock having a Fair Market Value on the date of exercise equal to the amount due upon the exercise of the SAR, may be paid in cash, or a combination thereof.

      Restricted Stock and Restricted Stock Units. An award of Restricted Stock is an award of shares of Common Stock that may not be sold or otherwise disposed of during a restricted period determined by the IDC. An award of Restricted Stock Units is an award of the right to receive a share of Common Stock after the expiration of a restricted period determined by the IDC, and any other terms or conditions as the IDC may prescribe.

      Performance Shares and Performance Units. Performance Shares and Performance Units are awards of a fixed or variable number of shares or of dollar-denominated units that are earned by achievement of performance goals established by the IDC. Amounts earned under Performance Share and Performance Unit Awards may be paid in Common Stock, cash or a combination thereof.

      Awards under Deferred Compensation or Similar Plans. Participants may receive the right to receive Common Stock or a fixed or variable share denominated unit granted under the Plan or any deferred compensation or similar plan established from time to time by the Company. If the Plan is approved by shareholders, it is anticipated that the Directors Stock Plan will be amended to provide that shares issuable thereunder shall be deemed issued pursuant to this Plan.

      Cash and Other Awards. The IDC may grant other types of awards of which may be payable in cash, Common Stock or a combination thereof, based in whole or in part by reference to Common Stock or upon the achievement of performance goals or such other terms and conditions as the IDC may prescribe. In addition the IDC may award dividends or dividend equivalent rights as part of or independently of other awards. To comply with Code Section 162(m), the Plan limits to $2,000,000 the annual amount a single participant may earn under any cash-based award. For purposes of this limitation, any award earned over a period greater than one year is deemed to have been earned ratably over the full and partial calendar years in such period.

Performance Goals

      Section 162(m) of the Code disallows federal income tax deductions for certain compensation in excess of $1,000,000 per year paid to each of the Company’s Chief Executive Officer and its other four most highly compensated executive officers (collectively, the “Covered Employees”). Compensation that qualifies as “other performance-based compensation” is not subject to the $1,000,000 deduction limit. In addition to the annual limitations on awards described above, another condition necessary to qualify certain incentive awards (other than stock options and SARs, which are treated as “other performance-based compensation”) as “other performance-based compensation” is that the material criteria relating to the performance goals under which the award is made must be disclosed to, and approved by, the shareholders of the Company before the incentive compensation is paid.

      For those types of awards under the Plan intended to meet the definition of “other performance-based compensation” the IDC will establish performance goals with respect to an award based upon one or more of the following performance criteria: total shareholder return, earnings, earnings per share, net income, revenues, expenses, market share, charge-offs, loan loss reserves, non-performing assets, return on assets, return on equity, assets, deposits, loans, asset quality levels, interest-sensitivity gap levels, Fair Market Value of the Stock, value of assets, investments, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet or income statement objectives, or other financial, accounting or quantitative objective established by the IDC. These performance goals may be measured for achievement or satisfaction during the period the IDC permits the participant to satisfy or achieve the performance goals and may be in absolute terms or measured against, or in relationship to, other companies comparably, similarly or otherwise situated or other external or internal measure and may be based on, or adjusted for, other objective goals, events, or occurrences established by the IDC for a performance period. Performance goals may be particular to a line of business, subsidiary or other unit or the Company generally, and may, but need not be, based upon a change or an increase or positive result. Performance goals may include or exclude extraordinary charges, losses from discontinued operations, restatements and accounting changes and other unplanned special charges such as restructuring expenses, acquisitions, acquisition expenses, including expenses related to goodwill and other intangible assets, stock offerings, stock repurchases and loan loss provisions.

      At the end of each performance period for an award to covered employees, the IDC will determine and certify the extent to which the performance goal established for the performance period has been achieved and determine the amount to be paid, vested or delivered as a result thereof, provided the IDC may, in its sole discretion, reduce or eliminate such amount to the extent permitted under the Plan and applicable law.

      If this Plan is approved by the shareholders, beginning in 2005 the IDC may determine to make annual performance bonus awards under the Plan in lieu of awards under the Company’s Annual Performance Bonus Plan.

Termination of Employment or Services

      The disposition of each award held by a participant at termination of employment or service as a director or consultant will be as determined by the IDC and set forth in the agreement applicable to such award or in any amendment or modification thereof.

Change in Control

      Unless otherwise provided by the IDC in the agreement applicable to an award (including any amendment or modification thereof), upon a Change in Control of the Company, all Common Stock based awards shall immediately vest 100% and all performance-based awards shall be immediately payable based upon the extent, as determined by the IDC, to which the performance goals for the performance period then in progress have been met up through the date of the Change in Control or based on 100% of the value on the date of grant of the performance based award, if such amount is higher.

Other Provisions

      In general, except to the extent provided by the IDC in the specific terms of an award, no award will be assignable or transferable except by will, the laws of descent and distribution.

      The IDC may impose such restrictions and limitations on any awards granted under the Plan as it may deem advisable, including, but not limited to limitations under applicable securities laws, share ownership or holding period requirements, and requirements to enter into or to comply with confidentiality, non-competition and other restrictive or similar covenants.

      The IDC may provide that the receipt of payment of cash or the delivery of shares that would otherwise be due to a participant under an award may be deferred at the election of the participant pursuant to an applicable deferral plan established by the Company or a subsidiary.

      The IDC may make awards on terms and conditions other than those described above or in the Plan to comply with the laws and regulations of any foreign jurisdiction or to make the award more effective under such laws or regulations.

Effective Date, Amendment and Termination

      If approved by the shareholders, the Plan will become effective as of the date of such approval and will remain in effect until all shares subject to the Plan have been purchased and/or acquired according to the provisions of the Plan, provided, however, that no awards may be granted on or after the tenth anniversary of such date. The Board of Directors may terminate the Plan at any time and may amend or modify the Plan from time to time provided that no such action will materially adversely alter or impair any outstanding award without the consent of the participant affected thereby. In addition, unless approved by the Company’s shareholders, no material amendment or modification under the rules and regulations of the Nasdaq Stock

Market or another national exchange on which the Common Stock is then listed, or other applicable law, rules or regulations, may be made.

      The IDC may amend or modify any outstanding awards in any manner to the extent that the IDC would have had the authority under the Plan initially to make such award as so amended or modified, provided that no amendment or modification shall materially adversely alter or impair an outstanding award without the consent of the participant affected thereby.

Federal Income Tax Considerations

      The following discussion is a summary of certain federal income tax consequences to participants who may receive grants of awards under the Plan. This discussion does not purport to be complete, and does not cover, among other things, foreign, state and local tax treatment.

      Nonqualified Stock Options. For federal income tax purposes, no income is recognized by a participant upon the grant of a nonqualified stock option. Upon exercise, the participant will realize ordinary income in an amount equal to the excess of the fair market value of a share of Common Stock on the date of exercise over the exercise price multiplied by the number of shares received pursuant to the exercise of such options. A subsequent sale or exchange of such shares will result in gain or loss measured by the difference between (a) the exercise price, increased by any compensation reported upon the participant’s exercise of the option and (b) the amount realized on such sale or exchange. Any gain or loss will be capital in nature if the shares were held as a capital asset and will be long-term if such shares were held for more than one year.

      The Company is entitled to a deduction for compensation paid to a participant at the same time and in the same amount as the participant realizes compensation upon exercise of the option.

      Incentive Stock Options. No taxable income is realized by the participant upon exercise of an incentive stock option granted under the plan, and if no disposition of those shares is made by such participant within two years after the date of grant or within one year after the transfer of those shares to the participant, then (a) upon the sale of the shares, any amount realized in excess of the exercise price will be taxed as a long-term capital gain and any loss sustained will be taxed as a long-term capital loss, and (b) no deduction will be allowed to the Company for federal income tax purposes. Upon exercise of an incentive stock option, the participant may be subject to alternative minimum tax on certain items of tax preference.

      If the shares of Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-years-from-grant/one-year-from-transfer holding period, generally (a) the participant will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized upon disposition of the shares) over the exercise price, and (b) the Company will be entitled to deduct such amount. Any additional gain or loss realized will be taxed as short-term or long-term capital gain or loss, as the case may be, and may not be deducted by the Company.

      If an incentive stock option is exercised at a time when it no longer qualifies as an incentive stock option, the option will be treated as a nonqualified stock option.

      Stock Appreciation Rights. No taxable income is recognized by a participant upon the grant of a SAR under the Plan. Upon the exercise of a SAR, the participant will realize ordinary income in an amount equal to the fair market value of the shares of Common Stock received and the amount of cash received. Shares of Common Stock received upon the exercise of a SAR will, upon subsequent sale, be eligible for capital gain treatment, with the capital gain holding period commencing on the date of exercise of the SAR.

      The Company is entitled to a deduction for compensation paid to a participant at the same time and in the same amount as the participant realizes ordinary income upon exercise of the SAR.

      Stock Awards. A recipient of Restricted Stock, Performance Shares or any other awards of shares of Common Stock generally will be subject to tax at ordinary income rates on the Fair Market Value of the

Common Stock at the time the shares have been delivered and are no longer subject to forfeiture. A participant may elect under Section 83(b) of the Code within 30 days of the date of the grant of shares of Common Stock to recognize ordinary taxable income on the date of the grant equal to the Fair Market Value of the shares. Upon sale of the Restricted Stock or Performance Shares after the forfeiture period has expired, the holding period to determine whether the recipient has long-term or short-term capital gain or loss begins when the restriction period expires, or if the recipient timely elects to be taxed as of the date of the grant, the holding period commences on the date of the grant. The tax basis will be equal to the Fair Market Value recognized by the participant as ordinary income. The Company is entitled to a deduction for compensation paid to a participant in the amount of ordinary income recognized by the participant.

      Restricted Stock Units and Performance Units. A recipient of units will generally be subject to tax at ordinary income rates on the Fair Market Value of any Common Stock issued or cash paid pursuant to such an award, and the Company will generally be entitled to a deduction equal to the amount of the ordinary income realized by the recipient. The capital gain or loss holding period for any common stock distributed under an award will begin when the recipient recognizes ordinary income in respect of that distribution.

      Cash and Other Incentive Awards. A participant will recognize ordinary income upon receipt of cash pursuant to a cash award and the Company will generally be entitled to a deduction equal to the amount of the ordinary income realized by the recipient.

New Plan Benefits

      Except as set forth in the table below, no determination has yet been made as to the amount or terms of any stock-based incentives or any future cash awards under the Plan. If shareholders approve the proposed Plan, future grants of stock-based incentives or any future cash awards under the Plan to the Named Executive Officers and the groups shown on the following table will be determined by the IDC. The following table reflects the annual award of stock options anticipated to be granted to the non-employee (independent) directors pursuant to the Company’s current program for compensation of directors.

Number of
Name and Principal Position	Units

Eugene P. Heytow	—
Chief Executive Officer

Richard M. Rieser, Jr.	—
President

George C. Clam	—
Vice President & Chief Banking Officer

Rosemarie Bouman	—
Vice President, Chief Financial Officer & Treasurer

Brian C. England	—
Vice President & Chief Marketing Officer

Executive Group	—

Non-Executive Director Group	9,000 (1)

Non-Executive Officer Employee Group	—

(1)	The Units represent stock options to be granted to the Company’s non-employee directors as part of their annual compensation for 2004.

      For additional information concerning the Company’s compensation of its directors and executive officers, please see “Summary Compensation Table.”

Vote Required

      The affirmative vote of a majority of the votes entitled to be cast by the holders of the Company’s Common Stock present or represented at the Annual Meeting and entitled to vote thereon is required to approve the Plan. Abstentions, and shares not voted by shareholders of record present or represented at the Annual Meeting and entitled to vote, will have the same effect as a vote cast against the proposal. Shares not voted by brokers and other entities holding shares on behalf of beneficial owners, and shares for which authority to vote is withheld, will have no effect on the outcome. Proxies received by the Company and not revoked prior to or at the Annual Meeting will be voted for this proposal and the adoption of the Plan unless otherwise instructed by the shareholders.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF THE INCENTIVE COMPENSATION PLAN

EQUITY COMPENSATION PLAN TABLE

      The following table summarizes information as of December 31, 2003 relating to equity compensation plans of the Company pursuant to which Common Stock is authorized for issuance:

			Number of securities
	Number of securities	Weighted-average	remaining available for
	to be issued upon	exercise price of	future issuance under
	exercise of	outstanding	equity compensation plans
	outstanding options,	options, warrants	(excluding securities
	warrants and rights	and rights	reflected in column(a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders:

Stock option plan	719,262	$12.64	229,202

Employee stock purchase plan	N/A	N/A	134,040

Equity compensation plans not approved by security holders(1)	27,382	$16.34	8,662

(1)	The number of securities represent shares of Common Stock underlying deferred stock units, payable on a one-for-one basis, under the Company’s Directors Stock Plan. Under the Plan, non-employee directors may elect to receive directors fees that would otherwise be paid in cash, in shares of Common Stock currently, or if the director so elects, on a deferred basis, in which case the director is credited under the Plan with deferred stock units. The number of shares or units is determined based on the fair market value of the Common stock at the time the cash fee would have been paid.

REPORT OF AUDIT COMMITTEE

      The following Report of the Audit Committee does not constitute solicitous material and should not be deemed filed or incorporated by reference into any other Company filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.

      The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process as set forth in its Charter. The Audit Committee’s primary duties and responsibilities are to assist the Board in monitoring: (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements related thereto. The independent external auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

      In the performance of its oversight function, the Audit Committee has reviewed and discussed the Company’s audited financial statements and the quality and adequacy of the Company’s internal controls with management and the Company’s internal auditors and the independent auditors. The Chairman of the Audit Committee met with management, the internal auditors and independent auditors to discuss interim financial and other information contained in each quarterly earnings announcement and the Company’s quarterly public filings. In addition, beginning with the third quarter public filing, the full Audit Committee met with these same parties in connection with the Company’s quarterly public filings prior to public release. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee has received a disclosure letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Finally, the Audit Committee has considered whether other non-audit services provided by the independent auditors to the Company are compatible with maintaining the auditor’s independence and has discussed with the independent auditors its independence.

      Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee has recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 to be filed with the Securities and Exchange Commission.

      Submitted by the Audit Committee of the Company’s Board of Directors on March 8, 2004.

Charles J. Gries, Chairman

John W. Ballantine, Vice Chairman
Stuart I. Greenbaum, Member
Geoffrey R. Stone, Member

PRINCIPAL ACCOUNTANT FEES AND SERVICES

      The following table sets forth the aggregate fees billed to the Company for the fiscal years ended December 31, 2003 and December 31, 2002 by the Company’s independent auditor, KPMG LLP.

	December 31,

	2003	2002

Audit Fees	$67,800	$62,100

Audit-Related Fees(a)	15,500	16,575

Tax Return Fees	12,650	9,700

All Other Fees(b)	100,000	51,039

	$195,950	$139,414

(a)	Includes fees for services related to benefit plan audits, registration statements filed with the Securities and Exchange Commission, and other reports required by bank regulating authorities.

(b)	Includes loan review of OBB’s construction loan portfolio in 2002 and tax consultations in 2003.

      All of the services provided by the independent auditor in 2003 were pre-approved by the Audit Committee or the Board.

      The Audit Committee has established general guidelines for the permissible scope and nature of any permitted non-audit services. Pre-approval of all auditing services and permitted non-audit services may be granted by action of the full Audit Committee or, in the absence of such Audit Committee action, by the Audit Committee Chair whose action shall be considered to be that of the entire Committee.

SELECTION OF INDEPENDENT AUDITORS

      The Audit Committee has selected KPMG LLP (“KPMG”) as independent auditor for the Company for the year ending December 31, 2004. The Company will seek ratification of this action at the Annual Meeting. An affirmative vote of the holders of a plurality of the shares of Common Stock, present and eligible to vote at the Annual Meeting, will be required for ratification of KPMG as independent auditor for the Company. Representatives of KPMG will be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so. KPMG will be available to respond to appropriate questions from shareholders at the Annual Meeting.

      The Board of Directors recommends ratification of the Audit Committee’s selection of KPMG LLP as the Company’s independent auditor.

SHAREHOLDER PROPOSALS, DIRECTOR NOMINATIONS

AND STOCKHOLDER COMMUNICATIONS

For Inclusion in Proxy Statement

      To be considered for inclusion in the Company’s proxy and form of proxy relating to the 2005 Annual Meeting of Shareholders, a shareholder proposal must be received prior to December 2, 2004, by the Secretary of the Company at the address set forth on the first page of this Proxy Statement. Any such proposal will be subject to 17 C.F.R. Section 240.14a-8 of the Rules and Regulations under the Securities Exchange Act of 1934.

Notice of Business to Be Conducted at an Annual Meeting

      Pursuant to the By-laws, only business brought by or at the direction of the Board of Directors may be conducted at an annual meeting. The By-laws of the Company provide for an advance notice procedure for a shareholder to properly bring business before an annual meeting. For the 2005 Annual Meeting, the shareholder must give written advance notice to the Secretary of the Company not later than January 2, 2005; provided, however, that in the event that the date of the 2005 Annual Meeting is held before April 2, 2005 or after July 2, 2005, notice by the shareholder will be timely if it is received not later than the close of business on later of (a) 120 days prior to the date of the meeting or (b) the tenth (10th) day following the date on which notice of the annual meeting date was publicly announced. The advance notice by a shareholder must include the shareholder’s name and address, as they appear on the Company’s record of shareholders, a brief description of the proposed business, the reason for conducting such business at the annual meeting, the class, the number of shares of the Company’s capital stock that are beneficially owned by such shareholder, any material interest of such shareholder in the proposed business and whether the shareholder intends to solicit proxies or participate in the solicitation of proxies in support of such proposal. In the case of nominations to the Board of Directors, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement or the proxy relating to any annual meeting any shareholder proposal which does not meet all of the requirements for inclusion established by the United States Securities and Exchange Commission in effect at the time such proposal is received.

Stockholder Communications

      The Company encourages communication between its shareholders and management and between shareholders and the Board of Directors, including recommendations relating to potential director nominees. Such communication should be addressed in care of the Secretary of the Company.

Other Matters Which May Properly Come Before the Meeting

      The Board of Directors knows of no business which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Shareholders. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING THE SAME ADDRESS

      The Company is delivering a single annual report, proxy statement and Form 10-K to any household at which two or more shareholders of the Company reside, unless the Company has received contrary instructions from one or more of the shareholders.

      A shareholder may receive separate copies or, if currently receiving multiple copies, request only a single copy of the documents listed above by calling or writing Ms. Diane Hirshberg in our Shareholder Services department. You may contact her by calling toll-free at 800-536-3000 ext. 255, writing to her at First Oak Brook Bancshares, Inc. Shareholder Services, 1400 Sixteenth Street, Oak Brook, Illinois 60523 or e-mail her at dhirshberg@obb.com.

By Order of the Board of Directors

Lorenzo Pate
Acting Secretary

Oak Brook, Illinois

April 1, 2004

APPENDIX A

FIRST OAK BROOK BANCSHARES, INC.

INCENTIVE COMPENSATION PLAN

1	PURPOSE OF PLAN	A-1

2	TERM OF PLAN	A-1

3	SHAREHOLDER APPROVAL	A-1

4	ADMINISTRATION	A-1

5	ELIGIBILITY AND PARTICIPATION	A-3

6	SHARES SUBJECT TO PLAN	A-3

7	MAXIMUM INDIVIDUAL AWARDS	A-4

8	AWARDS	A-5

9	CHANGE IN CONTROL	A-6

10	AMENDMENT AND TERMINATION	A-6

11	MISCELLANEOUS	A-7

12	DEFINITIONS	A-8

i

FIRST OAK BROOK BANCSHARES, INC.

INCENTIVE COMPENSATION PLAN

1	PURPOSE OF PLAN

1.1	Purpose. The purpose of the Plan is to motivate certain Employees, Nonemployee Directors and Consultants to put forth maximum efforts toward the growth, profitability, and success of the Company and Subsidiaries by providing incentives to such Employees, Nonemployee Directors and Consultants either through cash payments and/or through the ownership and performance of the Common Stock. In addition, the Plan is intended to provide incentives that will attract and retain highly qualified individuals as Employees, Nonemployee Directors and Consultants, and to assist in aligning the interests of such Employees, Nonemployee Directors and Consultants with the interests of the shareholders of the Company.

2	TERM OF PLAN

2.1	Term. The Plan shall be effective as of the Effective Date and, unless sooner terminated by the Board under Section 10 below, shall terminate when all shares of Common Stock subject to the Plan have been issued according to the provisions herein; provided, however, in no event may an Award be granted under the Plan after the tenth (10th) anniversary of the Effective Date.

3	SHAREHOLDER APPROVAL

3.1	Initial Shareholder Approval. The Plan shall be approved by the shareholders of the Company at an annual meeting or any special meeting of the shareholders of the Company within 12 months before or after the Effective Date, and such approval by the shareholders of the Company shall be a condition to the right of each Participant to receive Awards hereunder. Any Award granted under the Plan prior to the approval by the shareholders of the Company shall be effective as of the date of grant (unless the Committee specifies otherwise at the time of grant), but no such Award may Vest, be paid out, or otherwise be disposed of prior to such shareholder approval. If the shareholders of the Company fail to approve the Plan in accordance with this Section 3.1, any Award granted under the Plan shall be cancelled.

3.2	Plan Amendment. Any amendment to the Plan that is determined to be a “material amendment” or a “material revision” or a “material modification” (or word(s) of similar effect) under the rules of the Nasdaq Stock Market or the exchange or system on which the Company’s Common Stock is then listed shall be approved by shareholders before such amendment shall be effective.

3.3	Repricings Subject to Shareholder Approval. Any amendment, revision or other change to an outstanding Award that is determined to be a “repricing” (or word(s) of similar effect) under the rules of the Nasdaq Stock Market or the exchange or system on which the Company’s Common Stock is then listed shall be approved by shareholders before such amendment, revision or other change shall be effective.

3.4	Shareholder Reapproval. If required by applicable Treasury Regulations or any successor regulation or rule, the material terms of performance goals as described in Section 8.3 below shall be disclosed to and reapproved by the Company’s shareholders no later than the first shareholder meeting that occurs in the 5th year following the year in which the Company’s shareholders previously approved such performance goals.

4	ADMINISTRATION

4.1	Responsibility. The Committee shall have the responsibility, in its sole discretion, to control, operate, manage and administer the Plan in accordance with its terms.

4.2	Award Agreement. Each Award granted under the Plan shall be evidenced by an Award Agreement.

4.3	Authority of the Committee. The Committee shall have all the discretionary authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan, including but not limited to the following:

(a)	to determine eligibility for participation in the Plan;

(b)	to determine eligibility for and the type and size of an Award granted under the Plan;

(c)	to grant Awards and to determine the terms of each Award Agreement, and any amendments or modification thereof;

(d)	to establish objectives and conditions for earning amounts under an Award and to determine whether and to what extent such objectives and conditions have been met;

(e)	to supply any omission, correct any defect, or reconcile any inconsistency in the Plan in such manner and to such extent as it shall deem appropriate in its sole discretion to carry the same into effect;

(f)	to issue administrative guidelines as an aid to administer the Plan and make changes in such guidelines as it from time to time deems proper;

(g)	to make rules for carrying out and administering the Plan and make changes in such rules as it from time to time deems proper;

(h)	to the extent permitted under the Plan, grant waivers of Plan terms, conditions, restrictions, and limitations;

(i)	to accelerate the Vesting of any Award when such action or actions would be in the best interest of the Company;

(j)	to grant Awards in replacement of Awards previously granted under this Plan or any other executive compensation plan of the Company; and

(k)	to take any and all other actions it deems necessary or advisable for the proper operation or administration of the Plan.

4.4	Action by the Committee. The Committee may act only by a majority of its members. Any determination of the Committee may be made, without a meeting, by a writing or writings signed by all of the members of the Committee. In addition, the Committee may authorize any one or more of its members to execute and deliver documents on behalf of the Committee.

4.5	Delegation of Authority. The Committee may delegate to one or more of its members, or to one or more agents, such administrative duties as it may deem advisable; provided, however, that any such delegation shall be in writing. In addition, the committee may delegate to the Company’s Chief Executive Officer or to other Company officers its authority under this Section 4, provided that such delegation shall not extend to the grant of Awards or the exercise of discretion with respect to Awards to employees who are covered employees under Code Section 162(m) or officers under Section 16 of the Exchange Act. The Committee, or any person to whom it has delegated duties under this Section 4.5, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The Committee may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent. Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the Company, or the Subsidiary whose employees have benefited from the Plan, as determined by the Committee.

4.6	Determinations and Interpretations by the Committee. All determinations and interpretations made by the Committee shall be binding and conclusive on all Participants and their heirs, successors, and legal representatives.

4.7	Liability. No member of the Board, no member of the Committee and no employee of the Company shall be liable for any act or failure to act hereunder, except in circumstances involving his or her bad faith, gross negligence or willful misconduct, or for any act or failure to act hereunder by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated.

4.8	Indemnification. The Company shall indemnify members of the Committee and any agent of the Committee who is an employee of the Company, against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan, except in circumstances involving such person’s bad faith, gross negligence or willful misconduct.

5	ELIGIBILITY AND PARTICIPATION

5.1	Eligibility. All Employees, all Nonemployee Directors and all Consultants shall be eligible to participate in the Plan and to receive Awards.

5.2	Participation. Participants shall consist of such Employees, Nonemployee Directors and Consultants as the Committee in its sole discretion designates to receive Awards under the Plan. Designation of a Participant in any year shall not require the Committee to designate such person or entity to receive an Award in any other year or, once designated, to receive the same type or amount of Award as granted to the Participant in any other year. The Committee shall consider such factors as it deems pertinent in selecting Participants and in determining the type and amount of their respective Awards.

6	SHARES SUBJECT TO PLAN

6.1	Available Shares.

(a)	Subject to adjustment as provided in Section 6.2 below, the aggregate number of shares of Common Stock which shall be available for issuance or payments of Awards under the Plan during its term shall be 250,000 shares, plus the number of shares of Common Stock that remain available for issuance under the Predecessor Plan as of the Effective Date (increased by any shares of Common Stock subject to any option (or portion thereof) outstanding under the Predecessor Plan on the Effective Date which lapses, expires, is exercised or otherwise settled such that not all of the shares covered thereby are issued).

Such shares of Common Stock available for issuance under the Plan may be either authorized but unissued shares, shares of issued stock held in the Company’s treasury, or both, at the discretion of the Company, and subject to any adjustments made in accordance with Section 6.2 below. To the extent shares of Common Stock underlying Awards or are not issued by reason of the expiration, forfeiture lapse or cancellation, of such Awards, by reason of the tendering or withholding of shares in payment of exercise price or payment of withholding tax obligations relating to an Award, or otherwise without the issuance or delivery of all of the shares covered by such Award, then such shares shall again be available for issuance or payments of Awards under the Plan. Awards that are payable only in cash are not subject to this Section 6.1.

(b)	Shares of Common Stock issued in connection with Awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction entered into by the

Company or any of its Subsidiaries shall not reduce the number of shares available for issuance under this Plan.

(c)	Subject to adjustment as provided in Section 6.2 below, the following limitations shall apply to Awards under the Plan:

(i)	Except as provided in clauses (ii) and (iii), all of the shares that may be issued under this Plan may be issued pursuant to any type of Award granted under this Plan.

(ii)	The number of shares of that may be issued under this Plan pursuant to Stock Options which are Incentive Stock Options shall be limited to 250,000.

(iii)	Not more than 25% of the total number of shares that may be issued under this Plan may be issued pursuant to Awards which are not Stock Options, SARs or performance-based Stock Awards.

6.2	Adjustment to Shares. If there is any change in the Common Stock of the Company, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to shareholders of the Company, an adjustment shall be made to each outstanding Award so that each such Award shall thereafter be with respect to or exercisable for such securities, cash and/or other property as would have been received in respect of the Common Stock subject to such Award had such Award been paid, distributed or exercised in full immediately prior to such change or distribution. Such adjustment shall be made successively each time any such change shall occur. In addition, in the event of any such change or distribution, in order to prevent dilution or enlargement of Participants’ rights under the Plan, the Committee shall have the authority to adjust, in an equitable manner, the number and kind of shares that may be issued under the Plan, in accordance with the limitations set forth in Sections 6.1 and 7.1, the number and kind of shares subject to outstanding Awards, the exercise price applicable to outstanding Stock Options, and the Fair Market Value of a Share of the Common Stock and other value determinations applicable to outstanding Awards. Appropriate adjustments may also be made by the Committee in the terms of any Awards granted under the Plan to reflect such changes or distributions and to modify any other terms of outstanding Awards on an equitable basis, including modifications of performance goals and changes in the length of performance periods; provided, however, that with respect to Performance-Based Awards, such modifications and/or changes do not disqualify compensation attributable to such Awards as “performance-based compensation” under Code Section 162(m). In addition, the Committee is authorized to make adjustments to the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles. Notwithstanding anything contained in the Plan, any adjustment with respect to an ISO due to a change or distribution described in this Section 6.2 shall comply with the rules of Code Section 424(a), and in no event shall any adjustment be made which would render any ISO granted hereunder other than an incentive stock option for purposes of Code Section 422.

7	MAXIMUM INDIVIDUAL AWARDS

7.1	Maximum Aggregate Number of Shares Underlying Stock-Based Awards Granted Under the Plan to Any Single Participant. The maximum aggregate number of shares of Common Stock underlying all Awards measured in shares of Common Stock (whether payable in Common Stock, cash or a combination of both) that may be granted to any single Participant during any one calendar year shall be 100,000 shares, subject to adjustment as provided in Section 6.2 above. For purposes of the preceding sentence, such Awards that are cancelled or repriced shall continue to be counted in determining such maximum aggregate number of shares of Common Stock that may be granted to any single Participant during the life of the Plan.

7.2	Maximum Dollar Amount Underlying Cash-Based Awards Granted Under the Plan to Any Single Participant. The maximum dollar amount that may be earned by any single Participant with respect to all Awards measured in cash (whether payable in Common Stock, cash or a combination of both) during any one calendar year shall be $2,000,000. Any amount earned with respect to which performance is measured over a period greater than one year shall be deemed to have been earned ratably over the full and partial calendar years in such period.

8	AWARDS

8.1	Type of Awards. The Committee may, in its sole discretion, grant the following Awards to Employees, Nonemployee Directors and Consultants:

(a)	Stock Options;

(b)	Stock Appreciation Rights (SARs);

(c)	Stock Awards;

(d)	Stock Units;

(e)	DERs;

(f)	Cash Award; or

(g)	any other type of Award that is not inconsistent with the Plan.

8.2	Award Terms and Conditions. The Committee, in its sole discretion, shall determine all of the terms and conditions of each Award, including but not limited to the following:

(a)	exercise price or purchase price, provided that the exercise price or purchase price with respect to Stock Options and SARs shall not be less than 100% of the Fair Market Value of a Share of the Common Stock on the date of grant;

(b)	method of exercise;

(c)	vesting;

(d)	term and or expiration of the Award;

(e)	effects of termination of Participant’s employment or service;

(f)	change-in-control Vesting and other effects of a change in control;

(g)	qualification of a Stock Option as an ISO;

(h)	restrictive covenants;

(i)	transferability;

(j)	deferral arrangements; or

(k)	any other term or condition that is not inconsistent with the Plan.

8.3	Performance Measures. The Committee may use the following performance measures (either individually or in any combination) to set performance goals with respect to the grant or Vesting of an Award: The performance for an Award shall be determined by the Committee in writing, shall be measured for achievement or satisfaction during the performance period or period of restriction in which the Committee established to satisfy or achieve the prescribed performance and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated or other external or internal measure and may be based on or adjusted for any other objective goals, events, or occurrences established by the Committee, provided that such criteria and objectives relate to one or more of the following: total shareholder return, earnings, earnings per share, net income, revenues, expenses, market share, charge-offs, loan loss reserves, non-performing assets, return on assets, return on equity, assets, deposits, loans, asset quality levels, interest-sensitivity gap levels, Fair Market Value of the Stock, value of assets, investments, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet or income statement objectives, or other financial, accounting or quantitative objective established by the Committee. Performance criteria and objectives may include or exclude extraordinary charges, losses from discontinued operations, restatements and accounting changes and other unplanned special charges such as restructuring expenses, acquisitions, acquisition expenses, including expenses related to goodwill and other intangible assets, stock offerings, stock repurchases and loan loss provisions. Such performance measures may be particular to a line of business, Subsidiary or other unit or the Company generally, and may, but need not be, based upon a change or an increase or positive result. In interpreting Plan provisions applicable to performance measures and to performance-based Awards to Participants who are covered employees, it is the intent of the Plan to conform with the standards of Code Section 162(m) and the Treasury Regulations thereunder. The Committee in establishing performance measures applicable to such performance-based Awards, and in interpreting the Plan, shall be guided by such standards, including, but not limited to providing that the performance-based Award shall be paid, Vested or otherwise delivered solely as a function of attainment of objective performance criteria and objectives based on one or more of the specific criteria and objectives set forth in this Section 8.3 established by the Committee not later than 90 days after the performance period or period of restriction applicable to the Award has commenced (or, if such period of service is less than one year, not later than the date on which 25% of such period has elapsed). Prior to the payment of any compensation based on achievement of performance measures to any such covered employee, the Committee must certify in writing the extent to which the applicable performance criteria and objectives were, in fact, achieved and the amounts to be paid, Vested or delivered as a result thereof, provided the Committee may reduce, but not increase, such amount.

9	CHANGE IN CONTROL

9.1	Stock-Based Awards. Notwithstanding any other provisions of the Plan, and except as otherwise provided in the Award Agreement, in the event of a Change in Control, all Stock-based Awards granted under this Plan shall immediately Vest 100% in each Participant, including Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, restricted stock and restricted stock units.

9.2	Performance-Based Awards. Notwithstanding any other provisions of the Plan, and except as otherwise provided in the Award Agreement, in the event of a Change in Control all Awards granted under this Plan which are subject to performance goals shall be immediately paid out, including performance units and performance shares. The amount of the payout shall be based on the higher of: (i) the extent, as determined by the Committee, to which performance goals, established for the performance period then in progress have been met up through and including the effective date of the Change in Control, or (ii) 100% of the value on the date of grant of the performance units or number of performance shares.

10	AMENDMENT AND TERMINATION

10.1	Termination of Plan. The Board may suspend or terminate the Plan at any time with or without prior notice.

10.2	Amendment of Plan. Subject to shareholder approval, if any, required by Section 3.2, the Board may amend the Plan at any time with or without prior notice.

10.3	Amendment or Cancellation of Award Agreements. The Committee may amend or modify any Award Agreement at any time in any manner to the extent that the Committee would have had the authority under the Plan initially to make such Award as so amended or modified. In addition, and subject to shareholder approval in accordance with Sections 3.2 and 3.3 above, Awards may be granted to an Employee, Nonemployee Director or Consultant in substitution and exchange for, and in cancellation of, any Awards previously granted to such Employee, Nonemployee Director or Consultant under the Plan, or any award previously granted to such Employee, Nonemployee Director or Consultant under any other present or future plan of the Company or any present or future plan of an entity which (i) is purchased by the Company, (ii) purchases the Company, or (iii) merges into or with the Company.

10.4	Effect on Outstanding Awards. No termination or amendment of the Plan pursuant to Section 10.1 or 10.2 above, or amendment or modification of an Award Agreement pursuant to Section 10.3 above, shall materially adversely alter or impair any outstanding Award without the consent of the Participant affected thereby.

11	MISCELLANEOUS

11.1	Other Provisions. Awards granted under the Plan may also be subject to such other provisions (whether or not applicable to the Award granted to any other Participant) as the Committee determines on the date of grant to be appropriate, including, without limitation, provisions requiring entry into or compliance with confidentiality, non-competition or other restrictive covenants, assistance in financing the acquisition of shares pursuant to an Award, for the forfeiture of, or restrictions on resale or other disposition of, Common Stock acquired hereunder, for deferral of receipt of shares of Common Stock or of cash payments under any applicable Company plan, or to comply with federal and state securities laws, or understandings or conditions as to the Participant’s employment in addition to those specifically provided for under the Plan.

11.2	Transferability. Each Award granted under the Plan to a Participant shall not be transferable otherwise than by will or the laws of descent and distribution, and Stock Options and SARs shall be exercisable, during the Participant’s lifetime, only by the Participant. In the event of the death of a Participant, each Stock Option or SAR theretofore granted to him or her shall be exercisable during such period after his or her death as the Committee shall, in its sole discretion, set forth in the Award Agreement on the date of grant and then only by the executor or administrator of the estate of the deceased Participant or the person or persons to whom the deceased Participant’s rights under the Stock Option or SAR shall pass by will or the laws of descent and distribution. Notwithstanding the foregoing, the Committee, in its sole discretion, may permit the transferability of a Stock Option (other than an ISO) by a Participant, including, or limited to, transfers, solely to members of the Participant’s immediate family or trusts or family partnerships or other similar entities for the benefit of such persons, and subject to such terms, conditions, restrictions and/or limitations, if any, as the Committee may establish and include in the Award Agreement.

11.3	Stock Ownership Requirement. The Committee may in its sole discretion require that Participants own or hold a certain number of shares of Common Stock or percentage of outstanding shares of Common Stock throughout their employment or service and may condition receipt of Awards or the receipt or transferability of shares of Common Stock under this Plan on compliance with such provisions.

11.4	Listing of Shares and Related Matters. If at any time the Committee shall determine that the listing, registration or qualification of the shares of Common Stock subject to any Award on any securities exchange or under any applicable law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of, or in connection with, the granting of an Award or the issuance of shares of Common Stock thereunder, such Award may not be exercised, distributed or paid out, as the case may be, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

11.5	No Right, Title, or Interest in Company Assets. Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

11.6	No Right to Continued Employment or Service or to Grants. The Participant’s rights, if any, to continue to serve the Company as a director, officer, employee, independent contractor or otherwise, shall not be enlarged or otherwise affected by his or her designation as a Participant under the Plan, and the Company or the applicable Subsidiary reserves the right to terminate the employment of any Employee or the services of any Independent Contractor at any time. The adoption of the Plan shall not be deemed to give any Employee, Nonemployee Director, Consultant or any other individual any right to be selected as a Participant or to be granted an Award.

11.7	Governing Law. The Plan, all Awards granted hereunder, and all actions taken in connection herewith shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws, except as superseded by applicable federal law.

11.8	Other Benefits. No Award granted under the Plan shall be considered compensation for purposes of computing benefits under any retirement plan of the Company or any Subsidiary nor affect any benefits or compensation under any other benefit or compensation plan of the Company or any Subsidiary now or subsequently in effect, unless such retirement or other plan expressly provides otherwise.

11.9	No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, Common Stock or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

12	DEFINITIONS

      The following terms shall have the following meanings unless the context indicates otherwise:

12.1	“Award” shall mean an incentive compensation award granted by the Committee under the Plan in accordance with Section 8 hereof.

12.2	“Award Agreement” shall mean the agreement or other writing (which may be framed as a plan or program) that establishes the terms, conditions, restrictions and/or limitations applicable to an Award in addition to those established by the Plan and by the Committee’s exercise of its administrative powers.

12.3	“Board” shall mean the Board of Directors of the Company.

12.4	“Cash Award” shall mean the grant by the Committee to a Participant of an Award of cash in accordance with Section 8 hereof.

12.5	“Change in Control” shall be deemed to have occurred in the event that any person, entity or group shall become the beneficial owner of such number of shares of Common Stock, and/or any other class of stock of the Company then outstanding that is entitled to vote in the election of directors (or is convertible into shares so entitled to vote) as together possess more than 50% of the voting power of all of the then outstanding shares of all such classes of stock of the Company so entitled to vote. For purposes of the preceding sentence, “person, entity or group” shall not include (i) any employee benefit plan of the Company, or (ii) any person, entity or group which, as of January 27, 2004, was the beneficial owner of such number of shares of Common Stock and/or such other class of stock of the Company as together possess 50% of such voting power; and for purposes of this Section 12.5, “group” shall mean persons who act in concert as described in Section 14(d)(2) of the 1934 Act.

12.6	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

12.7	“Committee” shall mean (i) the Board or (ii) a committee, or a subcommittee of a committee, of the Board appointed by the Board from among its members. The Committee may be the Board’s Independent Directors Committee, a sub-committee thereof, or such committee that performs the functions generally associated with those functions performed by the compensation committees of publicly traded corporations. Unless the Board determines otherwise, and such determination is reduced to a writing articulating the reasons for such determination, the Committee shall be comprised solely of not less than two (2) members, each of whom shall qualify as:

(a)	a “non-employee director” within the meaning of Rule 16b-3(b)(3) (or any successor rule) under the Exchange Act, and

(b)	an “outside director” within the meaning of Code Section 162(m) and the Treasury Regulations thereunder, and

(c)	an “independent director” as such term is defined or used by the rules of the Nasdaq Stock Market or such other exchange or system on which the Company’s Common Stock is listed.

12.8	“Common Stock” shall mean the common stock, $2.00 par value per share, of the Company.

12.9	“Company” shall mean First Oak Brook Bancshares, Inc., a Delaware corporation.

12.10	“Consultant” shall mean a person (other than a person who is an Employee or a Nonemployee Director) or an entity that renders services to the Company.

12.11	“DER” shall mean a dividend equivalent right where the Participant may receive an amount, payable in cash or Common Stock or a combination of both, equal to the dividend actually paid with respect to one (1) share of Common Stock.

12.12	“Effective Date” shall mean the date on which the Plan is approved by the stockholders of the Company.

12.13	“Employee” shall mean an employee of the Company or any Subsidiary.

12.14	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, including applicable regulations thereunder.

12.15	“Fair Market Value of a Share of the Common Stock” shall mean the fair market value as determined as follows: (i) at such time as the shares are traded through the Nasdaq Stock Market (the “Nasdaq Market System”) or a national stock exchange (an “Exchange”), Fair Market Value shall, except as otherwise determined by the Committee, be equal to the closing price on the day immediately preceding such date for sales made and reported through the Nasdaq Market System or such Exchange on which the shares are then listed and which constitutes the principal market for the shares or, if no sales of shares shall have been so reported with respect to that day, on the next preceding day with respect to which sales were reported; or (ii) at such time as the shares are not so traded through the Nasdaq Market System or on an Exchange, Fair Market Value shall be equal to such amount as the Committee, in its sole discretion, shall determine.

12.16	“ISO” shall mean an “incentive stock option” as such term is used in Code Section 422.

12.17	“Nonemployee Director” shall mean a member of the Board or of the board of directors who is not an Employee.

12.18	“Nonqualified Stock Option” shall mean a Stock Option that does not qualify as an ISO.

12.19	“Participant” shall mean any Employee, Nonemployee Director or Consultant to whom an Award has been granted by the Committee under the Plan.

12.20	“Plan” shall mean the First Oak Brook Bancshares, Inc. Incentive Compensation Plan.

12.21	“Predecessor Plan” shall mean the Company’s 2001 Stock Incentive Plan.

12.22	“SAR” shall mean the grant by the Committee to a Participant of a stock appreciation right as described in Section 8 hereof, payable in cash or Common Stock or a combination of both, where the measure of compensation is based on the difference (if any) between the Fair Market Value of a Share of the Common Stock on the date of exercise and the exercise price of such SAR.

12.23	“Stock Award” shall mean the grant by the Committee to a Participant of an Award of Common Stock in accordance with Section 8 hereof.

12.24	“Stock Option” shall mean the grant by the Committee to a Participant of an option to purchase Common Stock in accordance with Section 8 hereof.

12.25	“Stock Unit” shall mean the grant by the Committee to a Participant of a right to receive a share of Common Stock in accordance with Section 9 below.

12.26	“Subsidiary” shall mean a corporation of which the Company directly or indirectly owns more than 50 percent of the Voting Stock or any other business entity in which the Company directly or indirectly has an ownership interest of more than 50 percent.

12.27	“Treasury Regulation” shall mean the regulations promulgated under the Code by the United States Department of the Treasury, as amended from time to time.

12.28	“Unvested” shall mean an Award (or portion of an Award) that has not yet Vested.

12.29	“Vest” shall mean:

(a)	with respect to Stock Options and SARs, when the Stock Option or SAR (or a portion of such Stock Option or SAR) first becomes exercisable and remains exercisable subject to the terms and conditions of such Stock Option or SAR, and when the Participant has an unrestricted right, title and interest to receive the compensation (if any) attributable to such Stock Option or SAR (or a portion of such Stock Option or SAR) or to otherwise enjoy the benefits underlying such Stock Option or SAR; or

(b)	with respect to Awards other than Stock Options and SARs, when the Participant has:

(i)	an unrestricted right, title and interest to receive the compensation (whether payable in cash or Common Stock or a combination of both) attributable to an Award (or a portion of such Award) or to otherwise enjoy the benefits underlying such Award; and

(ii)	a right to transfer an Award subject to no Company-imposed restrictions or limitations.

12.30	“Vesting Date” shall mean the date or dates on which an Award Vests.

12.31	“Voting Stock” shall mean the capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

PROXY
FIRST OAK BROOK BANCSHARES, INC.
1400 Sixteenth Street, Oak Brook, Illinois 60523
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder(s) of First Oak Brook Bancshares, Inc., a Delaware corporation (the “Company”), does (do) hereby constitute and appoint Eugene P. Heytow, Frank M. Paris and Richard M. Rieser, Jr., or any one or more of them, each with full power of substitution, to appear and act as the proxy or proxies of the undersigned at the Annual Meeting of Shareholders of the Company to be held in the Conference Center of the Oak Brook Bank Building, 1400 Sixteenth Street, Oak Brook, Illinois, 60523, on Tuesday, May 4, 2004 at 10:00 a.m. and at any adjournment thereof, and to vote all the shares of Common Stock of the Company standing in the name of the undersigned, or which the undersigned may be entitled to vote, as fully as the undersigned might or could do if personally present, as set forth below.

1.	The election of three (3) Class II directors of the Company’s Board of Directors.

☐ For All                ☐ Withheld For All                ☐ For All Except

     Nominees: Stuart I. Greenbaum, Richard M. Rieser, Jr. and Michael L. Stein

     Instructions: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.

2.	Approval of the Company’s Incentive Compensation Plan.

☐ FOR                ☐ AGAINST                ☐ ABSTAIN

3.	Ratification of the appointment of KPMG as independent auditors of the Company.

☐ FOR                ☐ AGAINST                ☐ ABSTAIN

     In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Continued and to be signed on reverse side)

(Continued from other side)

     This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this Proxy will be voted “FOR ALL” of the three nominees for director, “FOR” the approval of the Company’s Incentive Compensation Plan and “FOR” the ratification of the appointment of KMPG LLP as independent auditors of the Company.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign the full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature

(Signature if held jointly)

Dated

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY

USING THE ENCLOSED, PREPAID ENVELOPE.